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                                                                   EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement (and related prospectus) of our reports on the financial statements of EMCO RECYCLING CORP. as of March 31, 1995 and 1994 and for the year ended March 31, 1995 and the period from inception (May 1, 1993) to March 31, 1994, dated August 11, 1995 (except with respect to the matter discussed in Note 12, as to which date is August 29, 1995), included in the Definitive Joint Proxy Statement of General Parametrics Corporation and EMCO RECYCLING CORP. dated March 8, 1996, and to all references to our firm included in this registration statement.



ARTHUR ANDERSEN LLP



Phoenix, Arizona
August 16, 1996